Exhibit 99.1

COMPANY CONTACT:	Vion Pharmaceuticals, Inc. Howard B. Johnson, President (203) 498-4210

Vion Provides Corporate Update

Vion Management to Host Conference Call Today at 4:45 P.M.

NEW HAVEN, CT, September 23, 2004 — VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP: VION) today released updated information on its various clinical and preclinical product development programs, and announced a change to its management team.

Conference Call Notification

Vion will host a conference call today to discuss its ongoing developments at 4:45 p.m. EST. The conference can be accessed by dialing (617) 614-4076, passcode 25234941 at least fifteen minutes before the start of the call. The conference call will also be webcast simultaneously and will be accessible on Vion's Website, www.vionpharm.com. A replay of the call will be available at (888) 286-8010, pass code 42782844 through Thursday, September 30, 2004.

CLORETAZINE™ (VNP40101M)

The Company has decided to initiate a Phase III pivotal trial following demonstration of CLORETAZINE™ (VNP40101M)'s activity in acute myeloid leukemia (AML) in a completed single-agent Phase I clinical trial and an ongoing Phase II trial, and promising activity observed with the combination of CLORETAZINE™ (VNP40101M) and Ara-C in a recently completed large Phase I clinical trial.

The Phase III study will be a randomized comparison of the combination of CLORETAZINE™ (VNP40101M) and Ara-C versus Ara-C in patients with AML in first relapse. The trial is expected to commence no later than the first quarter of 2005. The Company has signed a letter of intent with a global contract research organization (CRO) and is in the process of finalizing the protocol and protocol operating procedures for this trial with the CRO and the U.S. Food and Drug Administration.

The ongoing Phase II study of CLORETAZINE™ (VNP40101M) for patients with AML was initiated in March 2004. Over 50 patients have been accrued to date at 9 different centers in the U.S. and Europe. Results are not yet available on all 50 patients because of the short period that most patients have been followed on study. While early response rate data are not predictive of final results, complete responses have already been observed in some patients.

Dr. Francis Giles, Chief, Section of Developmental Therapeutics, Department of Leukemia, the University of Texas M.D. Anderson Cancer Center, remarked, "The Phase III study will allow a rapid and thorough assessment of the potential for CLORETAZINE™ (VNP40101M) to improve the currently unacceptable results of therapy for patients with relapsed AML. The rapid accrual on the current Phase II study is very encouraging both in terms of further defining the single agent activity of CLORETAZINE™ (VNP40101M) and in allowing investigators to become familiar with the agent as a prelude to their participation in the Phase III study."

CLORETAZINE™ (VNP40101M) is also being evaluated in an investigator-sponsored Phase II trial for patients with primary brain cancers (gliomas). Initiation of the glioma study was announced in

May 2004 and is being conducted at the Brain Tumor Center of the Duke University Comprehensive Cancer Center. More information on this trial will be available in 2005.

Triapine®

The Company has been conducting Phase II trials of its ribonucleotide reductase inhibitor, Triapine®, in combination with gemcitabine in pancreatic cancer and non-small-cell lung cancer. In both trials, Triapine® is administered for 4 hours intravenously prior to each dose of gemcitabine. The first patients were enrolled in May 2003 and the trials are now closed to accrual with 60 patients treated on the pancreatic trial and 45 patients treated on the non-small-cell lung cancer trial. Initial data have been analyzed but patients continue to be followed on both studies. Survival data presented below could change with further follow up and should therefore be considered preliminary and not predictive of final results.

Patients in the pancreatic cancer trial had no prior chemotherapy for metastatic or unresectable disease. The analysis included all patients receiving at least a single dose of treatment on the study (n=60). As of September 1, 2004, with a median follow-up for survival of 6.6 months, the objective response rate is 3.3%, median progression-free survival is 3.9 months, and median survival is 8.75 months.

Patients in the lung cancer trial had received a minimum of one, but not more than two prior regimens of cytotoxic chemotherapy. Seven patients were recently entered on the trial and are not yet evaluable for response. The response rate among the remaining 38 patients is 5.3%. As of September 1, 2004, with a median follow-up for survival for all 45 patients of 4 months, median progression-free survival is 2.1 months, and median survival is 6.8 months.

Recent preclinical data indicate that the interaction of Triapine® with gemcitabine is optimized by increasing the duration of the Triapine® exposure from 4 hours to 24 hours. Based on both these preclinical data and the initial results in the current trial, the Company will extend the pancreatic cancer study, and will enroll an additional 25-35 patients who will receive 24-hour infusions of Triapine® prior to administration of gemcitabine. The Company expects to initiate accrual to this trial in the next few months.

Alan Kessman, Chief Executive Officer of Vion Pharmaceuticals, remarked, "The results to date for progression-free survival and response rate in the pancreatic cancer trial and the non-small-cell lung cancer trial are not sufficiently different from previous studies of gemcitabine alone to initiate pivotal randomized trials at this time. However, we are encouraged by preliminary data on median survival in the pancreatic cancer trial, and want to continue to investigate the Triapine®-gemcitabine combination in this indication." He added, "We will do this initially by extending our Phase II trial to look at longer infusions of Triapine®.   Based on preclinical data, we believe that a longer Triapine® infusion could measurably improve the results we have seen to date."

He concluded, "Our decision to move forward to a pivotal trial of the Triapine®-gemcitabine combination will require additional data from continued follow up of the patients on the current studies, and may need to include the results of the longer infusion study. In addition to our ongoing efforts, the National Cancer Institute is sponsoring clinical trials of the Triapine®-gemcitabine combination in pancreatic, non-small-cell lung and gallbladder cancer. Information from these trials can also inform our decision on advancing the combination into the next stage of clinical development."

In addition to trials of the Triapine®-gemcitabine combination, the National Cancer Institute is sponsoring multiple additional Phase I and II clinical trials of Triapine® which could provide additional registration pathways for the compound. The Company also continues to move forward in its plans to evaluate an oral formulation of Triapine®.

The Company's development partner in China, Taiwan, Macao and Hong Kong, Beijing Pason Pharmaceuticals, plans to initiate clinical trials of Triapine® in China in 2005.

Preclinical Programs

The Company has been evaluating potential clinical candidates from three development programs: (i) KS119, a hypoxia-selective compound from the sulfonylhydrazine class; (ii) several novel compounds from the heterocyclic hydrazones which are under option from Austrian inventors and have demonstrated anti-tumor activity in animal models; and (iii) second-generation TAPET vectors, which are modified Salmonella bacteria used to deliver anticancer agents directly to tumors.

Of these three programs, KS119 is the most advanced and the Company is focused on filing an Investigational New Drug Application for this compound in 2005. This compound has shown a high level of selectivity for activation under hypoxic (low oxygen) conditions, which are present generally only in tumor tissue. To date, progress has been made in developing formulations for KS119, and additional activity has been demonstrated in animal models.

Several heterocyclic hydrazones have been synthesized, and tests to identify a lead product candidate continue.

With respect to TAPET®, the Company has recently closed accrual to its study of a second-generation vector in dogs. After review of the data from this study, the Company has decided that the time and cost of continued internal development of TAPET® is more than it can support with its own resources in the near-term. Therefore, the Company plans to seek a partner for future development of this technology.

Alan Kessman added, "We have decided to focus our preclinical efforts on KS119 because it has the greatest near-term potential to be in the clinic. Due to resource constraints, we will continue to work on heterocyclic hydrazones, but have determined that we must seek external support for our TAPET® program."

Management and Clinical Consultants

With the Company moving into later stage drug development, it was announced that Dr. Mario Sznol, Vice President, Clinical Affairs had decided to step down from his position as an officer of the Company to pursue his interests in early cancer drug development and in new agents for patients with melanoma at Yale University Medical School. Dr. Sznol will continue his relationship with the Company as a member of its Board of Directors. He will also be a consultant to the Company functioning as a Special Advisor for Clinical Affairs to the Chief Executive Officer and as a member of the Company's Scientific Advisory Board. These changes will be effective October 15, 2004. The Company is actively recruiting a full-time Chief Medical Officer with late-stage development and commercialization experience.

Dr. Sznol stated, "Vion has developed into a company with promising products both in late-stage clinical development and in the pipeline. I look forward to a significant ongoing involvement with Vion as a consultant and member of its Board, while pursuing my interests in returning to academic clinical research and patient care."

Mr. Kessman added, "Mario has contributed greatly to building our Company over the last five years by guiding CLORETAZINE™ (VNP40101M) and Triapine® to their current stage of clinical development. We look forward to continuing to work closely with him and wish him well in his new endeavors."

Vion Pharmaceuticals, Inc. is developing novel agents for the treatment of cancer. Vion has two agents in Phase II clinical trials: CLORETAZINE™ (VNP40101M), a unique sulfonylhydrazine alkylating agent, and Triapine®, a potent inhibitor of a key step in DNA synthesis. In preclinical studies, Vion is also developing KS119, a hypoxia-selective compound from the sulfonylhydrazine class, and heterocyclic hydrazones. The Company is also known for developing TAPET®,   a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its product development programs, visit the Company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to secure external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K/A for the year ended December 31, 2003. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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